CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated March 14, 2017, relating to the financial statements and financial highlights, which appear in Vanguard Dividend Appreciation Index Fund, Vanguard Dividend Growth Fund, Vanguard Energy Fund, Vanguard Health Care Fund, Vanguard Precious Metals and Mining Fund and Vanguard REIT Index Fund's (constituting Vanguard Specialized Funds) Annual Reports on Form N- CSR for the year ended January 31, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Service Providers—Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 23, 2017